Exhibit 99.1

NEWS RELEASE

CONTACT:	Investor Relations	Corporate Communications
	435.634.3200	435.634.3553
	Investor.relations@skywest.com	corporate.communications@skywest.com

SkyWest, Inc. Announces Fourth Quarter and Annual 2025 Profit

●	Q4 2025 pre-tax income of $125 million, net income of $91 million, or $2.21 per diluted share
●	Full year 2025 pre-tax income of $566 million, net income of $428 million, or $10.35 per diluted share
●	SkyWest took delivery of five new E175 aircraft in Q4 2025 under a previously announced agreement with United Airlines (“United”)
●	SkyWest reached a multi-year contract extension with United for 40 E175 aircraft in January 2026
●	SkyWest reached a multi-year contract extension with Delta Air Lines for 13 E175 aircraft in January 2026

ST. GEORGE, UTAH, January 29, 2026 -- SkyWest, Inc. (NASDAQ: SKYW) (“SkyWest”) today reported financial and operating results for Q4 2025, including net income of $91 million, or $2.21 per diluted share, compared to net income of $97 million, or $2.34 per diluted share, for Q4 2024. The Federal Aviation Administration’s mandated flight cancellations in connection with the U.S. government shutdown in October and November 2025 contributed to a reduction in SkyWest’s pre-tax income in Q4 2025 by $7 million, or $0.13 per diluted share.

SkyWest also reported net income of $428 million, or $10.35 per diluted share, for the 2025 year, compared to net income of $323 million, or $7.77 per diluted share, for the 2024 year. SkyWest’s net income for the 2025 year was up 33% from 2024, which reflects year-over-year block hour growth of 15%.

Commenting on the results, Chip Childs, President and Chief Executive Officer of SkyWest, said, “We are honored to be named among the World’s Most Admired Companies by Fortune Magazine in 2026 for the third time. As we continue to strengthen our partnerships and re-invest in our product, our capital deployment strategy is focused on creating long-term value for our customers, our people, and our shareholders. I want to thank our people for their good work through the operationally challenging fourth quarter.”

Financial Results

Revenue was $1.0 billion in Q4 2025, up $80 million, or 8%, from $944 million in Q4 2024. SkyWest’s Q4 2025 block hour production increased 5% compared to Q4 2024, which reflects higher fleet utilization year-over-year and strong demand.

Operating expenses were $890 million in Q4 2025, up $90 million, or 11%, from $800 million in Q4 2024, driven by an expected increase in incremental direct operating costs associated with higher production in Q4 2025 compared to Q4 2024 and the Company’s maintenance on its investment in its CRJ fleet.

Capital and Liquidity

SkyWest had $707 million in cash and marketable securities at December 31, 2025, compared to $802 million at December 31, 2024.

Total debt at December 31, 2025 was $2.4 billion, down from $2.7 billion at December 31, 2024, reflecting $492 million in principal debt payments during the 2025 year. Capital expenditures during Q4 2025 were $214 million for the purchase of five new E175 aircraft, spare engines, and other fixed assets.

SkyWest repurchased 268,000 shares of common stock for $27 million during Q4 2025 at an average price per share of $100.43, which was up 10% from 244,000 shares repurchased during Q3 2025. As of December 31, 2025, SkyWest had $213 million of remaining availability under its current share repurchase program.

Commercial Agreements

SkyWest is coordinating with its major airline partners regarding the timing of upcoming announced fleet deliveries. The table below summarizes anticipated future E175 aircraft deliveries during the periods indicated based on currently available information, which is subject to change. SkyWest had five E175 aircraft deliveries during Q4 2025.

	2026	2027	2028	Thereafter	Total
United	8	ꟷ	ꟷ	ꟷ	8
Delta	ꟷ	10	6	ꟷ	16
Alaska Airlines	1	ꟷ	ꟷ	ꟷ	1
Unassigned	ꟷ	ꟷ	4	40	44
Total	9	10	10	40	69

By the end of 2028, SkyWest anticipates having nearly 300 E175 aircraft in its fleet. As previously announced, SkyWest entered into a purchase agreement with Embraer, which secures delivery positions for 44 additional E175s from 2028 through 2032 for potential future flying opportunities. SkyWest also secured purchase rights on 50 additional E175s from Embraer.

About SkyWest

SkyWest, Inc. is the holding company for SkyWest Airlines, SkyWest Charter (“SWC”) and SkyWest Leasing, an aircraft leasing company. SkyWest Airlines has a fleet of approximately 500 aircraft connecting passengers to over 240 destinations throughout North America. SkyWest Airlines operates through partnerships with United Airlines, Delta Air Lines, American Airlines, and Alaska Airlines carrying more than 46 million passengers in 2025.

SkyWest will host its conference call to discuss its fourth quarter 2025 results today, January 29, 2026, at 2:30 p.m. Mountain Time. The conference call number is 1-888-330-2455 for domestic callers, and 1-240-789-2717 for international callers. Please call up to ten minutes in advance to ensure you are connected prior to the start of the call. The conference call will also be available live on the Internet at https://events.q4inc.com/attendee/240687591. This press release and additional information regarding SkyWest, including access information for the digital rebroadcast of the fourth quarter 2025 results call, participation at investor conferences and investor presentations can be accessed at inc.skywest.com.

Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “forecasts,” “expects,” “intends,” “believes,” “anticipates,” “estimates,” “should,” “likely” and similar expressions identify forward-looking statements. Such statements include, but are not limited to, statements about the continued demand for our product, the effect of economic conditions on SkyWest’s business, financial condition and results of operations, the timing of scheduled aircraft deliveries, including with respect to aircraft for which SkyWest holds firm delivery positions or purchase rights, the transition of the new E175 aircraft to replace existing aircraft in SkyWest’s fleet and the timing thereof, fleet expansion and anticipated fleet size for SkyWest in upcoming periods, expected production levels in future periods, SkyWest’s coordination with major airline partners regarding the delivery of aircraft under previously announced agreements and timing of placing new aircraft deliveries into service, scheduled flight service to smaller communities, increasing the utilization and efficiency of all fleet types as well as SkyWest’s future financial and operating results, plans, objectives, expectations, estimates, intentions and outlook, including the ability to generate long-term value for SkyWest and its customers and people, and other statements that are not historical facts. All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date. SkyWest assumes no obligation to update any forward-looking statements unless required by law. Readers should note that many factors could affect the future operating and financial results of SkyWest and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release. These factors include, but are not limited to: the challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel, including related to inflationary pressures, and related decreases in customer demand and spending; uncertainty regarding potential future outbreaks of infectious diseases or other health concerns, and the consequences of such outbreaks to the travel industry, including travel demand and travel behavior, and our major airline partners in general and the financial condition and operating results of SkyWest in particular; the prospects of entering into agreements with existing or other carriers to fly new aircraft; uncertainty regarding timing and performance of key third-party service providers; ongoing negotiations between SkyWest and its major airline partners regarding their contractual obligations; uncertainties regarding operation of new aircraft; the ability to attract and retain qualified pilots, mechanics and other personnel in operations; the impact of regulatory issues such as pilot rest rules and qualification requirements; the ability to obtain aircraft financing; the financial stability of SkyWest’s major airline partners and any potential impact of their financial condition on the operations of SkyWest; fluctuations in flight schedules, which are determined by the major airline partners for whom SkyWest conducts flight operations; variations in market and economic conditions; significant aircraft debt commitments; estimated useful life of long-lived assets, residual aircraft values and related asset impairments; labor relations and costs; the impact of global instability; rapidly fluctuating fuel costs and potential fuel shortages; the impact of weather-related, natural disasters and other air safety incidents on air travel and airline costs; aircraft deliveries; uncertainty regarding ongoing international hostilities, including those between Russia and Ukraine, Israel and Hamas, and Israel and Iran, and the related impacts on macroeconomic conditions and on the international operations of any of our major airline partners as a result of such conflicts; the availability of parts used in connection with maintenance and repairs of the aircraft; the availability of suitable replacement aircraft for aging aircraft; the impact of enacted and proposed U.S. tariffs on global economic conditions and the financial markets, passenger demand, the cost of aircraft parts and supplies sourced internationally and the cost of service providers located outside of the United States; the impact of potential future U.S. government shutdowns on air traffic controller staffing, flight cancellations and federal Essential Air Service subsidies; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ materially from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SkyWest, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Dollars and Shares in Thousands, Except per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
OPERATING REVENUES:
Flying agreements	$970,364	$912,845	$3,885,153	$3,412,798
Lease, airport services and other	54,127	31,557	173,049	115,122
Total operating revenues	1,024,491	944,402	4,058,202	3,527,920

OPERATING EXPENSES:
Salaries, wages and benefits	400,168	380,493	1,559,356	1,463,932
Aircraft maintenance, materials and repairs	247,816	202,308	943,779	712,642
Depreciation and amortization	92,427	94,534	364,497	383,880
Airport-related expenses	34,774	24,771	121,589	85,836
Aircraft fuel	34,205	22,193	120,368	87,409
Other operating expenses	80,903	76,027	330,767	299,564
Total operating expenses	890,293	800,326	3,440,356	3,033,263
OPERATING INCOME	134,198	144,076	617,846	494,657

OTHER INCOME (EXPENSE):
Interest income	11,625	11,835	43,326	47,961
Interest expense	(25,150)	(27,737)	(104,445)	(114,340)
Other income, net	3,915	5,432	8,864	3,865
Total other expense, net	(9,610)	(10,470)	(52,255)	(62,514)

INCOME BEFORE INCOME TAXES	124,588	133,606	565,591	432,143
PROVISION FOR INCOME TAXES	33,432	36,229	137,257	109,181
NET INCOME	$91,156	$97,377	$428,334	$322,962

BASIC EARNINGS PER SHARE	$2.28	$2.42	$10.62	$8.02
DILUTED EARNINGS PER SHARE	$2.21	$2.34	$10.35	$7.77

Weighted average common shares:
Basic	40,027	40,317	40,314	40,262
Diluted	41,269	41,702	41,403	41,547

SkyWest, Inc. and Subsidiaries

Summary of Consolidated Balance Sheets

(Dollars in Thousands)

(Unaudited)

	December 31,	December 31,
	2025	2024
Cash and marketable securities	$706,909	$801,628
Other current assets	384,285	315,439
Total current assets	1,091,194	1,117,067

Property and equipment, net	5,742,968	5,521,796
Deposits on aircraft	100,000	65,612
Other long-term assets	452,087	435,392
Total assets	$7,386,249	$7,139,867

Current portion, long-term debt	$546,812	$535,589
Other current liabilities	1,120,796	894,002
Total current liabilities	1,667,608	1,429,591

Long-term debt, net of current maturities	1,845,272	2,136,786
Other long-term liabilities	1,126,936	1,164,709
Stockholders' equity	2,746,433	2,408,781
Total liabilities and stockholders' equity	$7,386,249	$7,139,867

SkyWest, Inc. and Subsidiaries

Additional Operational Information (unaudited)

SkyWest’s fleet in scheduled service or under contract by aircraft type:

	December 31, 2025	September 30, 2025	December 31, 2024
E175 aircraft	270	265	262
CRJ900 aircraft	36	38	36
CRJ700/CRJ550 aircraft	123	122	119
CRJ200 aircraft	58	73	75
Total aircraft in service or under contract	487	498	492

As of December 31, 2025, SkyWest leased 40 CRJ700/CRJ550s and five CRJ900s to third parties and had 11 CRJ200s that are configured for service under SWC operations (these aircraft are excluded from the table above).

Selected operational data:

	For the three months ended December 31,				For the year ended December 31,
Block hours by aircraft type:	2025	2024	% Change		2025	2024	% Change
E175s	215,283	211,519	1.8%		863,876	792,318	9.0%
CRJ900s	24,639	23,711	3.9%		94,568	84,883	11.4%
CRJ700s/CRJ550s	84,086	68,506	22.7%		329,347	244,909	34.5%
CRJ200s	45,044	46,582	(3.3)%		193,932	169,930	14.1%
Total block hours	369,052	350,318	5.3%		1,481,723	1,292,040	14.7%

Departures	212,495	206,588	2.9%		863,513	766,742	12.6%
Passengers carried	11,092,576	11,231,510	(1.2)%		46,021,999	42,335,302	8.7%
Adjusted flight completion	99.9%	99.9%	—	pts	99.9%	99.9%	—	pts
Raw flight completion	97.9%	99.0%	(1.1)	pts	98.6%	98.9%	(0.3)	pts
Passenger load factor	79.9%	82.2%	(2.3)	pts	81.5%	82.8%	(1.3)	pts
Average trip length	456	443	2.9%		457	464	(1.5)%

Adjusted flight completion percent excludes weather cancellations. Raw flight completion includes weather cancellations.

Supplemental Cash Flow Information

SkyWest receives certain fixed monthly cash payments under its capacity purchase agreements (“CPAs”) that are attributed to SkyWest’s overhead costs and certain fixed monthly cash payments associated with SkyWest’s aircraft ownership costs. Fixed payments allocated to the non-lease portion are recognized as revenue on a completed block hour basis over the applicable contract term. Fixed payments allocated to the lease portion are accounted for as lease revenue under the CPAs and are recognized on a straight-line basis over the applicable contract term. Fixed monthly cash payments received in excess of revenue recognized during the reporting period are recorded as deferred revenue and revenue recognized in excess of fixed monthly cash payments during the reporting period are recorded as unbilled revenue on SkyWest’s consolidated balance sheet. The following supplemental cash flow schedule summarizes the total revenue recognized in excess of the fixed monthly cash received during the indicated reporting periods and the cumulative difference as of December 31, 2025 and December 31, 2024 (dollars in thousands, unaudited).

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenue recognized in excess of fixed cash payments received	$4,792	$19,847	$57,760	$44,908

	As of December 31,	As of December 31,
	2025	2024
Cumulative fixed cash payments received in excess of revenue recognized, commonly referred to as "deferred revenue"	$264,609	$322,369